UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2023

JACK HENRY & ASSOCIATES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	0-14112	43-1128385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

663 Highway 60, P.O. Box 807, Monett, MO 65708
(Address of Principal Executive Offices) (Zip Code)

417-235-6652
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	JKHY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 16, 2023, Jack Henry & Associates, Inc. (the “Company”) entered into a two-year, $180 million Term Loan Agreement among the Company, as borrower, the lenders party thereto, Truist Bank, as administrative agent, and certain other financial institutions as joint lead arrangers and joint book runners (the “Term Loan Agreement”). The proceeds from the Term Loan Agreement were used to reduce the outstanding borrowings under the Company’s existing Revolving Credit Agreement (as defined below) and to pay the fees and expenses associated with entering into the Term Loan Agreement.

The Term Loan Agreement bears interest at a variable rate equal to, at the option of the Company, either (a) a rate based on adjusted Term SOFR or (b) an alternate base rate (the highest of (i) 0.00%, (ii) Truist Bank’s prime rate, (iii) the Federal Funds Rate plus 0.50% and (iv) a one month adjusted Term SOFR rate plus 1.00%), plus an applicable percentage in each case determined based on the Company’s leverage ratio.

The Term Loan Agreement contains customary affirmative and negative covenants that, among other things, limit the ability of the Company and its subsidiaries, without the approval of the lenders, to engage in certain mergers, consolidations, asset sales, investments and transactions with affiliates, or to incur liens or indebtedness in excess of stated amounts, all as set forth in the Term Loan Agreement. Financial covenants under the Term Loan Agreement require the Company to maintain a minimum ratio of Consolidated EBITDA (as defined in the Term Loan Agreement) to Consolidated Interest Expense (as defined in the Term Loan Agreement) of 3.50 to 1.00 and a maximum ratio of Consolidated Funded Indebtedness (as defined in the Term Loan Agreement) to Consolidated EBITDA of 3.25 to 1.00 with a step-up to 3.50 to 1.00 for four consecutive quarters following an acquisition with a purchase price of at least $100 million. The Term Loan Agreement also contains customary events of default, including nonpayment, non-compliance with affirmative or negative covenants, bankruptcy and change of control, which if they occur may cause all outstanding obligations under the Term Loan Agreement to be accelerated and become immediately due and payable. The affirmative and negative covenants and events of default are consistent with those contained in the Revolving Credit Agreement.

The Term Loan Agreement is guaranteed by the Company’s wholly-owned, Material Domestic Subsidiaries (as defined in the Term Loan Agreement).

Also on May 16, 2023, the Company entered into an amendment (the “Credit Agreement Amendment”) to its Amended and Restated Credit Agreement, dated as of August 31, 2022, by and among the Company, as borrower, the lenders party thereto and U.S. Bank, National Association, as administrative agent (the “Revolving Credit Agreement”). The Credit Agreement Amendment, among other things, amended the Revolving Credit Agreement in order to permit the Company to enter into the Term Loan Agreement and to make certain conforming changes.

The Term Loan Agreement and the Credit Agreement Amendment contain customary representations and warranties of the Company. These representations and warranties have been made solely for the benefit of the lenders and such representations and warranties should not be relied on by any other person, including investors. In addition, such representations and warranties (i) have been qualified by disclosures made to the lenders in connection with the Term Loan Agreement or the Credit Agreement Amendment, as applicable, (ii) are subject to the materiality standards contained in the Term Loan Agreement or the Credit Agreement Amendment, as applicable, which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Term Loan Agreement or the Credit Agreement Amendment, as applicable, or such other date as is specified in the Term Loan Agreement or the Credit Agreement Amendment, as applicable.

The descriptions set forth above are qualified in their entirety by the Credit Agreement Amendment and the Term Loan Agreement filed herewith as exhibits 10.74 and 10.75, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosures under Item 1.01 of this Current Report on Form 8-K, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description

10.74
Amendment No. 1 to Amended and Restated Credit Agreement, dated as of May 16, 2023 among Jack Henry & Associates, Inc., as Borrower, the affiliates of Borrower party thereto as Guarantors, the lenders parties thereto, and U.S. Bank National Association, as Administrative Agent*

10.75
Term Loan Agreement, dated as of May 16, 2023 among Jack Henry & Associates, Inc., as Borrower, the lenders parties thereto, Truist Bank, as Administrative Agent, and certain other financial institutions as joint lead arrangers and joint book runners*

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain schedules and other attachments have been omitted. The Company undertakes to furnish the omitted schedules and attachments to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK HENRY & ASSOCIATES, INC.
(Registrant)

Date:	May 22, 2023	/s/ Mimi L. Carsley
Mimi L. Carsley
Chief Financial Officer